Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS ACQUIRES CANADIAN LRI OIL TOOLS

Alberta-based LRI Strengthens North American Presence
of DMC’s Oilfield Products Segment

BOULDER, Colo. — Oct. 2, 2009 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), the world’s leading provider of explosion-welded clad metal plates and a growing participant in the worldwide oilfield products industry, today announced it has acquired 100 percent of the stock of Alberta, Canada-based LRI Oil Tools Inc. (LRI).  The cash and stock transaction is valued at approximately US$650,000, and includes 9,584 shares of DMC restricted common stock.  DMC intends to make an additional capital contribution of approximately US$2.2 million into the LRI business to reduce indebtedness and enhance working capital.

LRI, parent company of LRI Perforating Systems Inc., produces and distributes perforating equipment for use by the oil and gas exploration and production industry.  The business has had a long-term strategic relationship with DMC’s Oilfield Products segment, and has served for several years as its sole Canadian distributor.  LRI employs a staff of approximately 25, and DMC expects to retain its current management team.

Yvon Cariou, DMC’s president and CEO, said, “This acquisition strengthens our presence in a strategically important region that is poised for long-range growth.  In addition to expanding our product portfolio, LRI improves our distribution platform and immediately enhances our access to a broad spectrum of North American energy companies.  Over the long-term, we expect this acquisition could also provide us with a springboard into other geographic end markets.”

From 2006 through 2008, LRI recorded average annual sales of approximately CAD$10.6 million and average gross margins of approximately 33%, which are comparable to the historic gross margins of DMC’s Oilfield Product segment.  Although the global economic downturn is expected to negatively impact LRI’s sales and gross margins in 2009, DMC management is optimistic about its long-term prospects for growth.

“A June 2009 report from the Canadian Energy Research Institute forecasts that the Canadian energy exploration and extraction market will grow by 50 percent during the next three years and by 70 percent over the next seven years,” said Rolf Rospek, CEO of DMC’s Oilfield Products segment.  “Given LRI’s product portfolio, strategic network of distribution centers and solid customer relationships, we believe this acquisition represents an ideal fit with our business.”

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company.  Its products, which are typically used in industrial capital projects, include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including oil and gas, petrochemicals, alternative energy, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries.  The Company operates three business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys; Oilfield Products, which manufactures, markets and sells specialized explosive components and systems used to perforate oil and gas wells; and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the Company’s websites at http://www.dynamicmaterials.com and http://www.dynaenergetics.de.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including growth of the Canadian energy exploration and extraction market, LRI’s prospects for growth, expectations about 2009 and future sales and margins of LRI, as well as plans and amounts to reduce indebtedness, which involve risks and uncertainties.  These risks and uncertainties include, but are not limited to, demand for LRI’s products (which in part is dependant on oil and gas prices and future oil and gas exploration activity) and the Company’s ability to successfully integrate LRI with its Oilfield Products segment, as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2008.

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